FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080

Vector Group Announces Repurchase Option Notification for 3 ⅞% Variable Interest Senior Convertible Debentures Due 2026

MIAMI, FL, May 11, 2012 - Vector Group Ltd. (NYSE: VGR) (the “Company”) today announced that, pursuant to that certain Indenture, dated as of July 12, 2006 (the “Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), relating to the 3 ⅞% Variable Interest Senior Convertible Debentures Due 2026 (CUSIP 92240MAL2 and 92240MAJ7) (the “Debentures”), it is notifying holders of its outstanding Debentures (“Holders”) that they have an option (the “Option”), pursuant to the terms of the Debentures and the Indenture, to require the Company to repurchase, promptly following June 15, 2012, all, or any portion thereof that is a multiple of $1,000 principal amount, of such holders’ Debentures, at a repurchase price equal to 100 percent of the principal amount of the Debentures, plus any accrued and unpaid interest, to, but excluding, June 15, 2012. The Company will pay for any Debentures validly surrendered and not validly withdrawn with cash.

Holders that do not surrender their Debentures for repurchase pursuant to the Option will maintain the right to convert their Debentures, subject to the terms, conditions and adjustments applicable to the Debentures specified in the Indenture and the Debentures. In addition, the Company’s notice to Holders with respect to the Option specifying the terms, conditions and procedures for exercising the Option (the “Company Repurchase Notice”) will be available through The Depository Trust Company and the paying agent for the Debentures, Wells Fargo Bank, N.A. (the “Paying Agent”).

The opportunity for Holders to surrender their Debentures for repurchase pursuant to the Option will commence on May 11, 2011, at 9:00 a.m. (New York City time) and will expire at 5:00 p.m. (New York City time) on June 15, 2012 (the “Expiration Date”). Holders may withdraw any Debentures previously surrendered for repurchase at any time prior to 5:00 p.m. (New York City time) on the Expiration Date.

As required by the rules of the Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO with the SEC. The Tender Offer Statement will include the Company Repurchase Notice specifying the terms and conditions of the Option and the procedures to exercise the Option. Holders of Debentures are strongly encouraged to read the Company Repurchase Notice and other relevant documents filed with the SEC before making a decision relating to the Option.

This press release is for information only and is not an offer to purchase, or the solicitation of an offer to buy, the Debentures.

None of the Company, our Board of Directors or our employees is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Option.

Copies of the Company Repurchase Notice and additional information relating to the Option may be obtained from the Paying Agent. The address and telephone and fax numbers of the Paying Agent are c/o Wells Fargo Bank, N.A., 7000 Central Parkway NE, Suite 550, Atlanta, GA 30328, Attention: Stefan Victory, Vice President, Phone: (770) 551-5117.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

About Vector Group Ltd.

Vector Group Ltd. is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.